UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

December 8, 2025 / December 2, 2025

(Date of Report/Date of earliest event reported)

DOMTAR CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	001-33164	20-5901152
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

234 Kingsley Park Drive

Fort Mill, South Carolina, 29715

(Address and zip code of principal executive offices)

(803) 802-7500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

☐	Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 2.05	Costs Associated With Exit or Disposal Activities

On December 2, 2025, Domtar Corporation (“Domtar”) announced that it will permanently close operations at its Crofton, British Columbia, facility. The decision will reduce Domtar’s annual pulp production by approximately 380,000 air-dried metric tons of northern bleached softwood kraft (NBSK) pulp. The announcement will affect approximately 350 employees.

The closure is expected to result in an aggregate pre-tax earnings charge of approximately $60 million, including an estimated $19 million in cash charges related to severance and employee benefits, an estimated $33 million in non-cash charges related to the write-off of the carrying amount of property, plant and inventory, and an estimated $8 million in cash charges related to other closure and clean-up costs. Costs in connection with the closure of the Crofton facility are expected to be incurred largely in December 2025, with the remaining in the first half of 2026.

Costs associated with discontinuing production are based on management’s best estimates. Although the Company does not anticipate significant changes, actual costs may differ from these estimates due to subsequent business developments. As such, additional costs may be incurred in future periods.

A copy of the news release is being furnished as Exhibit 99.1 to this form 8-K.

ITEM 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibits 99.1:	Press release of Domtar Corporation, dated December 2, 2025.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

Exhibit Index

Exhibit No.	Exhibit

99.1	Press Release of Domtar Corporation, dated December 2, 2025.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOMTAR CORPORATION
(Registrant)

By:	/s/ Nancy Klembus
Name:	Nancy Klembus
Title:	Senior Vice-President, General Counsel and Corporate Secretary

Date: December 8, 2025

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